Exhibit 8.1

STEVENS & LEE

LAWYERS & CONSULTANTS

111 North 6th Street

P.O. Box 679

Reading, PA 19603-0679

(610) 478-2000 Fax (610) 376-5610

www.stevenslee.com

October 19, 2012

Board of Directors

First Priority Financial Corp.

2 West Liberty Boulevard, Suite 104

Malvern, PA 19355

Re: Merger of Affinity Bancorp, Inc. with and into First Priority Financial Corp.

Ladies and Gentlemen:

We have been requested to provide this opinion concerning certain matters of U.S. federal income tax law in connection with the proposed merger (the “Merger”) pursuant to which Affinity Bancorp, Inc., a Pennsylvania corporation (“Affinity”), will merge with and into First Priority Financial Corp., a Pennsylvania corporation (“First Priority”). The Merger is further described in and will be in accordance with the Form S-4 Registration Statement filed by First Priority on August 7, 2012, and as the same has been amended to of the date hereof (the “S-4 Registration Statement”), and related exhibits thereto, including the Agreement and Plan of Merger, dated as of May 23, 2012, between Affinity and First Priority (the “Merger Agreement”). This opinion is being provided solely in connection with the filing of the S-4 Registration Statement with the Securities and Exchange Commission with respect to the Merger.

The Merger is structured, and will be completed, as a statutory merger of Affinity with and into First Priority, with First Priority surviving the Merger, for the consideration payable to Affinity shareholders as described in Article III of the Merger Agreement, all pursuant to the applicable corporate law of the Commonwealth of Pennsylvania. Concurrently with the Merger, or as soon as practicable thereafter, First Priority will cause Affinity Bank, a Pennsylvania-chartered bank and presently a wholly-owned subsidiary of Affinity (“Affinity Bank”) to merge with and into First Priority Bank, a Pennsylvania-chartered bank and presently a wholly-owned subsidiary of First Priority, with First Priority Bank surviving such merger.

We have acted as counsel to First Priority in connection with the Merger. As such, and for purposes of providing this opinion, we have examined and are relying upon (without any independent verification or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

STEVENS & LEE

LAWYERS & CONSULTANTS

Board of Directors

October 19, 2012

1. the S-4 Registration Statement;

2. the Merger Agreement;

3. the First Priority and Affinity Certificates of Representation supplied to us; and

4. such other instruments and documents related to Affinity, First Priority and their affiliated companies as we have deemed necessary or appropriate.

In addition, in connection with providing this opinion, we have assumed (without any independent investigation thereof) that:

1. original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents; and there has been (or will be by the Effective Time, as defined in the Merger Agreement) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

2. any representation or statement referred to above made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified, are true and will remain true through the Effective Time and thereafter where relevant;

3. the Merger will be consummated pursuant to the Merger Agreement and will be effective under the laws of the Commonwealth of Pennsylvania and such other laws as may be applicable to the Merger; and

4. at all times prior to and including the Effective Time, (i) no outstanding indebtedness of Affinity has represented or will represent equity for tax purposes; and (ii) no outstanding security, instrument, agreement or arrangement that provides for, contains or represents the right to acquire Affinity capital stock constitutes or will constitute “stock” for purposes of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, if the Merger is consummated in accordance with the provisions of the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof), it is our opinion that, under current law (i) the Merger will constitute a “reorganization” within the meaning of Code Section 368(a), and (ii) the statements made regarding the U.S. federal income tax consequences set forth in the S-4 Registration Statement under the subheading “Opinions:” under the heading “Material United States Federal Income Tax Consequences of the Merger,” insofar as they constitute statements of law or legal conclusions, are correct in all material respects.

STEVENS & LEE

LAWYERS & CONSULTANTS

Board of Directors

October 19, 2012

Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (“Service”) and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above.

As you are aware, no ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusion regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (or if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable in whole or in part. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

As stated above, this opinion is being delivered to the Board of Directors of First Priority solely for the purpose of being included as an exhibit to the S-4 Registration Statement. We consent to the filing of this opinion as an exhibit to the S-4 Registration Statement and to the use of our name in the S-4 Registration Statement wherever it appears. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

Very truly yours,

STEVENS & LEE, P. C.

/s/ Stevens & Lee, P.C.